                  MIRAGE RESORTS, INCORPORATED AND SUBSIDIARIES

               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK


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


                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                                 -----------------------------------------------
                                                                   1993             1992              1991
                                                               ------------     -----------     -------------
Weighted-average shares outstanding                              77,790,406      65,341,820      49,969,193

Common stock equivalents (a)                                      5,619,005       4,607,195       5,451,730
                                                                 ----------      ----------      ----------

Weighted-average shares outstanding and common stock
  equivalents used in the computation of primary earnings
  per share                                                      83,409,411      69,949,015      55,420,923

Additional shares for fully diluted calculation (b)               1,544,679       2,069,145         874,785
                                                                 ----------      ----------      ----------

Total shares outstanding assuming full dilution                  84,954,090      72,018,160      56,295,708
                                                                 ----------      ----------      ----------
                                                                 ----------      ----------      ----------

Net income                                                      $29,232,000     $28,419,000     $46,767,000
                                                                 ----------      ----------      ----------
                                                                 ----------      ----------      ----------

Primary earnings per share                                      $      0.35     $      0.41     $      0.84
                                                                 ----------      ----------      ----------
                                                                 ----------      ----------      ----------

Fully diluted earnings per share                                $      0.34     $      0.39     $      0.83
                                                                 ----------      ----------      ----------
                                                                 ----------      ----------      ----------


(a) Shares issuable upon the assumed exercise of dilutive stock options, less the number of treasury shares assumed to be purchased, at average market price, from the proceeds of such exercises.

(b) Increase in net shares assumed to be issued upon the exercise of dilutive stock options, based on the use of period-end market price in the calculation of treasury shares assumed to be purchased.

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Note:  The above share and option data has been adjusted retroactively to give effect to the five-for-two split of the Registrant's common stock effective October 15, 1993.


                                   EXHIBIT 11